EXHIBIT 3.1

                           ARTICLES OF INCORPORATION


     I/We, the undersigned natural person(s) of the age of eighteen years, acting as incorporator(s) of a corporation under the Colorado Corporation Code, adopt the following Articles of Incorporation for such corporation.

     FIRST:  The name of the corporation is PROMAP Corporation.

     SECOND:  The period of duration if other than perpetual PERPETUAL.

     THIRD: The corporation is organized for Any Legal and Lawful Purpose Pursuant to the Colorado Corporation Code. A more specific purpose may be stated: The corporation is organized for the production and sale of natural resources maps.

     FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is 100,000 and the par value of each share shall be no par value.

     FIFTH:  Cumulative voting shares of stock is 5,000 authorized.

     SIXTH: Provisions limiting or denying to shareholders the preemptive right to acquire additional or treasury shares of the corporation, if any, are: _________________

     SEVENTH: The address of the initial registered office of the corporation is 2530 South Parker Road, Suite 220, Aurora, Colorado 80014

and the name of the initial registered agent at such address is: Steven A. Tedesco.

     EIGHTH: Address of the place of business: 2530 South Parker Road, Suite 220, Aurora, Colorado 80014.

     NINTH: The number of directors constituting the initial board of directors of the corporation is two, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

     The number of directors of a corporation shall be not less than three; except that there need be only as many directors as there are, or initially will be, shareholders in the event that the outstanding shares are, or initially will be, held of record by fewer than three shareholders:

                NAME                  ADDRESS (include zip code)

     Janet D. Linhof         320 East Evans, Denver, CO  80210
     Steven A. Tedesco       2530 South Parker, Suite 220, Aurora, CO 80014

     TENTH:  The name and address of each incorporator is:

                NAME                  ADDRESS (include zip code)

     Janet D. Linhof         320 East Evans, Denver, CO  80210
     Steven A. Tedesco       2530 South Parker, Suite 220, Aurora, CO 80014

                             Signed: /s/ Janet D. Linhof
                             Signed: /s/ Steven A. Tedesco